Exhibit 10.7

AMENDED AND RESTATED TECHNOLOGY ASSIGNMENT AGREEMENT

This Amended and Restated Technology Assignment Agreement (the “Assignment Agreement”) is effective as of the fifth day of April, 2018 (the “Effective Date”).

BETWEEN:	The Royal Institution for the Advancement of Learning/McGill University, a Canadian University with principal offices 845 Sherbrooke Street, West, James Administration Building, Montreal, Quebec, H3A 2T5, Canada and herein acting and represented by its duly authorised representatives,
(hereinafter called “McGill”)
AND:	IASO BioMed, Inc, a Colorado company with principal offices at 7315 East Peakview Avenue, Centennial, Colorado 80111, and herein acting and represented by its duly authorised representatives
(hereinafter called “Assignee”)

McGill and Assignee are hereinafter referred to individually as a “Party” and collectively as the “Parties”.

1.	PREAMBLE:

WHEREAS McGill is the owner by assignment from inventors Vassilios Papadopoulos, Yasaman Aghazadeh and Jinjiang Fan of the entire right, title, and interest in the patents corresponding to the invention in McGill report of invention No. 14007. “Identification of peptide sequences inducing steroid production” (the “Invention I”);

WHEREAS McGill is the owner by assignment from inventors Vassilios Papadopoulos and Edward Daly of the entire right, title, and interest in the IP right corresponding to the invention in McGill report of invention No. 15073: “Product/Precursor Ions diagnostic of a DHEA Precursor Detected in Human Serum as Potential Biomarkers for the Determination of Alzheimer’s Disease” (the “Invention II”), and”);

WHEREAS McGill has licensed the patents and IP right related to the Inventions to Assignee by way of a license agreement dated January 6, 2016 as amended on August 18, 2016 ( collectively, the “License Agreement”);

WHEREAS Assignee is the owner by assignment from inventors Vassilios Papadopoulos, Daniel Benjamin Martinez Arguelles of the entire right, title, and interest in the patents corresponding to the improvement invention in McGill report of invention No. 2019-052: “Testosterone-inducing peptide compounds and associated combinations” as an improvement of the ROI 14007 (“the Improvement”); (Vassilios Papadopoulos, Yasaman Aghazadeh, Jinjiang Fan, Edward Daly, and Daniel Benjamin Martinez Arguelles hereafter are collectively referred to as “Inventors” while Invention I together with Invention II are collectively referred to as the “Inventions”).

WHEREAS Assignee wishes to terminate the License Agreement and concurrently with such termination enter into this Assignment Agreement and McGill agrees to transfer, sell and assign to Assignee all of McGill’s right, title and interest in and to the Assigned Patents and Assigned IP in accordance with the terms and conditions set out in this Assignment Agreement; and

WHEREAS McGill wishes to continue to use and/or practice the Assigned Patents and Assigned IP rights for non-commercial research and academic purposes:

WHEREAS Assignee wishes to acquire all right, title and interest in and to the Assigned Patents and Assigned IP as defined herein, under the terms and conditions of this Assignment Agreement;

THE PARTIES HERETO AGREE AS FOLLOWS:

2	DEFINITIONS

When used in this Agreement, the following terms shall have the following meaning unless otherwise expressly provided:

2.1	“AFFILIATES” means, with respect to a Party to this Agreement, any person which, directly or indirectly controls, is controlled by, or is under common control with such Party. The term control means possession, direct or indirect, of the powers to direct or cause the direction of the management of policies of a person, whether through ownership of equity participation, voting securities, beneficial interest, contract, agreement or otherwise. In the event Assignee desires to extend its rights to its Affiliates, Assignee shall cause its Affiliates to enter into this Agreement or (b) a joinder agreement, in a form satisfactory to McGill, agreeing to be bound by all of the conditions of this Agreement as if such Affiliates were an original party to this Agreement.

2.2	“ASSIGNED PATENTS” means the inventions described in the patent applications set out in Schedule “A” attached to this Agreement;

2.3	“ASSIGNED PRODUCTS” means any product, apparatus or methods, the production manufacture, sale, lease, use or practice of which incorporates or makes use of one or more Assigned Patent(s) claims or and Assigned IP.

2.4	“CONFIDENTIAL INFORMATION” means and includes all technical information, inventions, developments, discoveries, software, know-how, methods, techniques, formulae, data, processes and other proprietary ideas, whether or not patentable or copyrightable, regardless whether the disclosing party identifies such information as confidential or proprietary at the time it is delivered or communicated to the other party.

2.5

“ASSIGNED IP”: means all right, title, and interest in the invention in McGill report of invention No. 15073 as more fully described and set out in Schedule “A” and all improvements and modifications thereon as provided in Section 3.7 of the Licence Agreement.

2.6	“NET REVENUES” means any amount, whether or not invoiced, billed or received from a third party attributable to the sale, lease, use, transferor other disposition (“sale”) of any of the “Assigned Product(s)”, less the following qualifying costs directly attributable to such sale. Such qualifying costs shall be limited to:
a) transportation insurance premiums, freight and prepaid outbound transportation expenses;
b) discounts, in amounts customary in the trade, for quantity purchases, cash payments, and for wholesalers and distributors;
c) sales or other similar taxes imposed by a governmental agency; and
d) “Assigned Product(s)” provided to the end user at no cost and used in testing, in clinical trials or as marketing samples.

3	ASSIGNMENT OF ASSIGNED PATENTS AND ASSIGNED IP

3.1	For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, McGill hereby assigns, conveys, transfers and sells to Assignee the entire right, title, and interest in and to the Assigned Patents and Assigned IP, including without limitation, all rights of McGill to sue for past, present and future infringement of the Assigned Patents, including the right to collect and receive any damages, royalties, or settlements for such past, present and future infringements, all rights to seek and obtain injunctive or other equitable relief, and any and all causes of action relating to the Assigned Patents, and all goodwill in connection with the foregoing. McGill shall execute separate confirmatory assignments as reasonably requested from time to time by Assignee.

3.2	McGill hereby waives, for itself and on behalf of its heirs, estate, representatives, successors and assigns, any and all rights it might otherwise have that would entitle McGill to any type of consideration for the Assigned Patents and Assigned IP beyond that provided for in this Assignment Agreement. Any improvement patent(s), trade secrets, and know-how developed by the Assignee to the Assigned Patents and Assigned IP are exclusive properties of the Assignee.

4	CONSIDERATION

In consideration for the rights granted hereunder, Assignee shall pay to McGill the following purchase price:

4.1 An annual, non-refundable minimum royalty as set forth in Schedule “B”. The minimum annual royalty is due and payable on each anniversary date of the Assignment Agreement starting with the Effective Date and may be credited against any royalties due that year;

4.2 A royalty based on a percentage (%) of Net Revenues from direct sales to third parties and payable as set forth in Schedule “B”;

4.3 Milestone payments as set forth in Schedule “B”;

4.4 Equity as set forth in Schedule “B”;

4.5 Assignee shall pay twelve percent (12%) of any licensee revenues (including, up-front fees, royalties, milestone payments or other such consideration) paid by each licensee or Affiliates of this Assignment Agreement as set forth in Schedule B. Any non-cash consideration received by the Assignee from such licensee shall be valued at its fair market value as of the date of receipt and the terms of payment of same shall be negotiated promptly and in good faith.

4.6 On sales of Assigned Product(s) by Assignee to licensees or on sales made in other than arm’s-length transactions, the value of the Net Revenues attributed under this Section to such a transaction shall be that which would have been received in an arm’s-length transaction, based on a like transaction at that time.

4.7 The due date for payment shall be each anniversary date of the Assignment Agreement. Unless otherwise provided herein, all payments required under this Assignment Agreement shall be payable within thirty (30) days of the due date. Payments past due shall bear interest at the rate of one and one-half percent (1 1/2%) per month compounded, or the maximum interest rate allowed by applicable law, whichever is less.

4.8 All dollar amounts referred to in this Assignment Agreement are expressed in Canadian dollars. All payments to McGill under this Assignment Agreement shall be made in Canadian dollars by cheque payable to “McGill University”. If Assignee receives amounts payable to McGill in currency other than Canadian dollars, the revenues shall be converted into Canadian dollars at the conversion rate for the foreign currency as published by the Bank of Canada as of the last business day of the applicable calendar quarter.

4.9 In the event that Assignee assigns all of its rights, titles and interests in and to the Assigned Patents to a third party, then the purchase price contemplated herein shall consist of one percent (1%) of net proceeds generated from such assignment. Five percent (5%) of any non-cash consideration paid to Assignee for this assignment shall only become payable to McGill following the actual receipt by Assignee of cash with respect thereto, whether because of a liquidity event or otherwise.

5	REPORTS

5.1 Assignee shall deliver to McGill within thirty (30) days of the anniversary date , a written report certified by the chief financial officer or chief executive officer of Assignee, setting forth the calculation of royalties due to McGill for such period, including the following data as related to this Assignment Agreement without limitation:

(a)	Net Revenues listed by country.

(b)	All income derived from licenses, including one-time fees, special entry fees, or equity granted in consideration of licenses or other in-kind benefits.

(c)	Royalties, from any source and minimum royalties.

(d)	Milestone payments from licensees and Affiliates.

(e)	Gross revenue amounts, including sales price or fees, revenues, or monies invoiced, billed, or received for all Assigned Products.

(f)	Qualifying costs, by category of cost, as defined in Section 2.6 and used to calculate Net Revenues.

(g)	Number or quantity of Assigned Products sold, listed by country.

(h)	Payments under Section 4.2 credited against minimum payment under Section 4.1.

(i)	A nil report if applicable.

5.2 Assignee shall provide to McGill, within one (1) month of release, a copy of the annual report of the company, if any, including its financial statement.

6	AUDIT

6.1	Assignee shall keep and cause its licensees to keep at their own expense, accurate books of accounts, using IFRS or Canadian GAAP, detailing all data necessary to calculate and easily audit any payment due to McGill under this Assignment Agreement.

6.2	McGill shall have the right, upon at least fifteen (15) days written notice, to audit Assignee books of accounts to verify compliance with the terms of this Assignment Agreement. The audit may be performed at any time within five (5) years after the end of any reporting period to which the books of accounts pertains to, by McGill or its agent. Access to Assignee’s books and records shall be made available at least once each year. The audit shall be performed during normal business hours at Assignee’s principal place of business or at such other site as may be agreed upon by McGill and Assignee. McGill shall have the right to make abstracts or copies of such books of account.

6.3	Assignee shall cooperate with McGill in its performance of an audit and respond with diligence to any reasonable request from McGill for further documents, instruments, or assurances in order to carry out the provisions of this Section of the Assignment Agreement.

6.4	Information gained in such an audit and all books of account shall be treated as Confidential Information. McGill agrees to impose a similar requirement of confidentiality on any agent appointed by McGill to conduct the audit.

6.5	If the audit shows that Assignee has paid less than required under this Assignment Agreement, Assignee shall promptly pay the additional amount due. If the amount of underpayment exceeds five percent (5%) of the amount that should have been paid, Assignee shall also pay the full cost of the audit and accrued interest on the difference. Any overpayment amount shall be credited against payments due to McGill in the following year.

7	TERM AND TERMINATION

7.1	The payment obligations under Article 4 shall commence on the Effective Date and shall terminate on the twentieth anniversary of the Effective Date.

8	PATENT PAYMENT AND MAINTENANCE

8.1	Matters related to the prosecution, filing or maintenance of any Assigned Patents shall be the responsibility of the Assignee.

9	DISCLAIMER OF WARRANTIES

9.1 The Assigned Patents and Assigned IP assigned under this Assignment Agreement are provided on an “as is” basis.

9.2 McGill makes no representations, extends no warranties of any kind, either express or implied, and assumes no responsibilities whatsoever with respect to the use, sale, or other disposition by Assignee, its affiliates and licensee(s), or their vendees or other transferees of any Assigned Product or any technology assigned hereunder. There are no express or implied warranties of merchantability or fitness for a particular purpose, or that the use of the Assigned Patents or any technology assigned hereunder will not infringe any patent, copyright, trademark, service mark, or other proprietary rights of others. McGill shall not be liable to Assignee, Assignee’s licensees or their respective successors or assigns or any third party with respect to: any claim arising from use of the Assigned Patents and Assigned IP, technical information, or any technology assigned under this Assignment Agreement or from the manufacture, use or sale of Assigned Patents; or any claim for loss of profits, loss or interruption of business, or for indirect, special or consequential damages of any kind.

9.3	Notwithstanding anything in this Assignment Agreement to the contrary, nothing in this Assignment Agreement shall be construed as:

a)	A warranty or representation by McGill as to rights in any technology or the validity or scope of any of the Assigned Patents and Assigned IP;

b)	An obligation to furnish any technology not specifically agreed to in this Assignment Agreement, to bring or prosecute actions or suits against third parties for infringement, or to provide any services other than those specified in this Assignment Agreement.

10	INDEMNIFICATION

Assignee shall indemnify, defend and hold McGill, its employees, students, officers, agents, affiliates, and representatives harmless from and against any and all liability, demands damages losses, and expenses (including attorney fees), for death, personal injury, illness, property damage, non-compliance with applicable laws and any other claim, proceeding, demand, expense and liability of any kind whatsoever in connection with or arising out of:

a) the use by or on behalf of Assignee, its licensees, Affiliates, directors, officers, employees, or third parties of any Assigned Patents and Assigned IP or of any technology assigned hereunder;

b)	the design, development, use, manufacture, distribution, advertisement, sale, or other disposition of any Assigned Product by Assignee, or other products or processes developed in connection with or arising out of the Assigned Patent and Assigned IP; or
c)	any right or obligation of Assignee, its affiliates or licensee(s) under this Assignment Agreement. .

11	CONFIDENTIALITY

McGill shall not be obligated to accept any Confidential Information from Assignee except for the reports required hereunder. McGill shall use reasonable efforts not to disclose Confidential Information of Assignee to any third party other than McGill’s outside advisors. McGill bears no institutional responsibility for maintaining the confidentiality of any other information of Assignee. The foregoing obligation shall not apply to (i) information that is known to McGill or independently developed by McGill prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to Assignee upon receipt of the Confidential Information; (ii) information disclosed to McGill by a third party that has a right to make such disclosure; (iii) information that becomes patented, published or otherwise part of the public domain through no fault of McGill, or (iv) information that is required to be disclosed by order of governmental authority or a court of competent jurisdiction, provided that McGill shall use best efforts to obtain confidential treatment of such information by the agency or court.

12	GENERAL PROVISIONS

12.1 RESERVED RIGHTS TO MCGILL and RI-MUHC

McGill reserves the right for itself and the Research Institute of the McGill University Health Centre (“RI-MUHC”) to use the Assigned Patents and Assigned IP for its own academic teaching, research, and education purposes (which excludes commercial exploitations, including industry- sponsored research). Assignee hereby grants McGill and RI-MUHC an irrevocable, perpetual, worldwide, royalty-free, non-exclusive license to use the Assigned Patents and Assigned IP for their own teaching, research and education purposes, including in collaborations with other institutions, but excluding industry sponsored research. McGill shall provide to the Assignee a copy of any planned disclosure (the “Notice”) regarding the Assigned Patents and Assigned IP when said planned disclosure is submitted for publication or thirty (30) days in advance of the date of disclosure (the “Notice Period”). If Assignee determines that the disclosure contains Assignee’s Confidential Information and so notifies McGill within twenty (20) days of receipt of the Notice, the Parties shall use the remainder of the Notice Period to negotiate in good faith the protection of Assignee’s Confidential Information or to allow patent applications to be filed, if required. In the event the twenty (20) day period elapses without any notification from the Assignee, McGill shall be free to make the disclosure. If the planned disclosure is a thesis, proper arrangements for confidentiality will be made to allow the timely defence of the thesis.

12.2 DISPUTE RESOLUTION AND ARBITRATION

In the event of any dispute arising out of or relating to this Assignment Agreement, the affected party shall promptly notify the other party (“Notice Date”), and the parties shall attempt in good faith to resolve the matter. Any disputes not so resolved shall be referred to senior executives, who shall meet at a mutually acceptable time and location within thirty (30) days of the Notice Date and shall attempt to negotiate a settlement. If the senior executives fail to meet within thirty (30) days of the Notice Date, or if the matter remains unresolved for a period of sixty (60) days after the Notice Date, the parties hereby irrevocably agree to submit the matter to arbitration in accordance with the provisions of articles 620-655 of the Quebec Code of Civil Procedure.

12.3 ENTIRE AGREEMENT

The terms and promises contained in this Assignment Agreement constitutes the entire agreement and understanding between the Parties and shall supersede all previous communications, representations, agreements or understandings either oral or written, between the Parties hereto with respect to the subject matter hereof and no agreement or understanding varying or extending this Assignment Agreement will be binding upon either Party hereto, unless in writing.

12.4 FORCE MAJEURE

Neither McGill nor Assignee shall be in default under the terms of this Assignment Agreement as a result of failure or delay in performance provided such delay or failure is caused by events that are beyond the reasonable control of a Party. Causes deemed to be beyond the control of the parties shall include, but not be limited to, revolutions, civil disobedience, fires, acts of God, war, embargoes, local, regional or global health outbreak or disease or other public health emergency, strikes or other labour disputes, laws, governmental, administrative or judicial orders, proclamations, regulations, ordinances, demands, or requirements.

12.5 GOVERNING LAW

This Assignment Agreement shall be governed by and construed in accordance with the laws of the province of Quebec and the laws of Canada applicable therein.

12.6 HEADINGS

The section and subsection headings used in this Assignment Agreement are to be used only for convenience and reference. Such titles and headings shall not define or limit the scope of sections or subsections of this Assignment Agreement and shall not affect the construction or interpretation of any of such sections or subsections.

12.7 INDEPENDENCE OF THE PARTIES

McGill and Assignee are independent entities engaged in independent businesses, and neither Party nor any agent or employee of either Party shall be regarded as an agent or employee of the other. Nothing herein shall be construed as reserving to either Party the right to control the other in the conduct of its employees or business, nor shall either Party have the authority to make any promise guarantee, warranty or representation which will create any obligation or liability whatsoever, whether express or implied, on behalf of the other. McGill and Assignee are not joint venturers or partners.

12.8 NOTICES

All notices, reports, payments, requests, consents, demands, and other communications between McGill and Assignee pertaining to this Assignment Agreement, shall be in writing and shall be deemed duly given and effective (a) when actually received by mail or personal delivery or facsimile, or (b) when mailed by prepaid registered or certified mail to the receiving Party at the address set forth below, or to such other address as may be later designated by written notice by either Party.

McGill’s Notification Address:	IASO BioMed, Inc.
Office of Innovation and Partnerships	7315 E Peakview Avenue
McGill University	Centennial, Colorado 80111
845 Sherbrooke Street West
Montreal, Quebec, H3A 0G4, Canada
James Administration Building, #429
Attn: Director	Attn: Chief Executive Officer

12.9 SEVERABILITY

The provisions of this Assignment Agreement are severable, and should any provisions of this Assignment Agreement be determined by agreement of the Parties or by a court of competent jurisdiction, to be illegal, invalid or unenforceable, the parties and the court shall have the right to strike the provision(s) or modify the provision(s) within the original intent of the parties, to make the provision valid and enforceable. All other provisions of this Assignment Agreement shall remain in full force and effect.

12.10 USE OF NAME AND TRADEMARKS

Neither Party shall, without prior written consent of the other Party, use such other Party’s name or trademarks or any adaptations. Neither Party will publicly disclose the nature or commercial terms of the Assignment Agreement without prior written consent by the other Party. Any press release or public statement concerning the Assignment Agreement will be pre-approved both parties in writing before release.

12.11 WAIVER OF RIGHTS

In order to be effective, any waiver, by either Party, of any right under this Assignment Agreement, must be in writing and signed by an authorised representative of the Party making the waiver. Failure of McGill or Assignee to enforce a right or strict performance under this Assignment Agreement shall not be deemed to prevent McGill or Assignee from subsequently asserting or exercising any right or from requiring strict performance. Waiver or failure to enforce shall not affect the validity of this Assignment Agreement.

12.12 NO RELATIONSHIP

This Assignment Agreement does not establish a joint venture, agency, or partnership between the Parties, nor create an employer-employee relationship.

12.13 EXTENDED OPERATION

This Assignment Agreement shall be binding upon the parties, their heirs, agents, successors and permitted assigns.

12.14 PARTIAL INVALIDITY

If any provision of this Assignment Agreement or the application of it to any person or circumstances is held to be invalid or unenforceable, the remainder of this Assignment Agreement or the application of the provision to persons or circumstances other than those as to which it is held invalid or unenforceable is not affected.

12.15 SURVIVAL

The provisions of Sections 5 - Reports, 6 - Audit, 8 - Patent Payment and Maintenance, 9 - Disclaimer of Warranties, 10 - Indemnification, and any other provision of this Assignment Agreement that by its nature is intended to survive shall survive any termination or expiration of this Assignment Agreement.

12.16 LANGUAGE OF THIS AGREEMENT

This Assignment Agreement is drawn up in English at the request of the parties. Le present contrat est redige en anglais a la demande des parties.

IN WITNESS WHEREOF the undersigned have executed this Assignment Agreement.

“McGill”	IASO
The Royal Institution for the Advancement of Learning/McGill University	BIOMED

/s/ Martha Crago	/s/ Costas N. Karatzas
By: Martha Crago, PhD.	By: Costas N. Karatzas, M.Sc., Ph.D
Vice-Principal, Research and Innovation	Chief Executive Officer

SCHEDULE “A”

ASSIGNED PATENTS and ASSIGNED IP

Assigned Patents:

For ROI 14007:

CA 2,914,755 entitled: “Therapeutics for the Induction of Endogenous Steroidogenesis and Methods Associated with Their Identification”

US 14/897,782 entitled: “Therapeutics for the Induction of Endogenous Steroidogenesis and Methods Associated with Their Identification”

AU 2014280805 entitled: “Therapeutics for the Induction of Endogenous Steroidogenesis and Methods Associated with Their Identification”

IN 11503/DELNP/2015 entitled: “Therapeutics for the Induction of Endogenous Steroidogenesis and Methods Associated with Their Identification”

EP 14810382.3 entitled: “Therapeutics for the Induction of Endogenous Steroidogenesis and Methods Associated with Their Identification”

For ROI 2019-052:

WO2020093142A1 entitled: “TESTOSTERONE-INDUCING PEPTIDE COMPOUNDS AND ASSOCIATED COMBINATIONS”

Assigned IP:

For ROI 15073 entitled: “Product/Precursor Ions diagnostic of a DHEA Precursor Detected in Human Serum as Potential Biomarkers for the Determination of Alzheimer’s Disease” (This ROI has no patent)

SCHEDULE “B”

The Net Income from this agreement will be shared between McGill and the inventors in accordance with the IP Policy. The revenue distribution/sharing amongst the Inventors is in accordance with the articles of the 2019 MOU.

To be applied for ROI 14007: “Identification of peptide sequences inducing steroid production” and ROI 2019-052: “Testosterone-inducing peptide compounds and associated combinations” and ROI 15073 “Product/Precursor Ions diagnostic of a DHEA Precursor Detected in Human Serum as Potential Biomarkers for the Determination of Alzheimer’s Disease”.

-No upfront fee

- Equity: 1,952,632 shares of common stock of the Company, par value $.001 per share, which have been previously issued to McGill.

To be applied only for ROI 14007 “Identification of peptide sequences inducing steroid production” and ROI 2019-052 titled “Testosterone-inducing peptide compounds and associated combinations”.

-Royalties: 3% of annual Net Revenues of Assigned Products by Assignee/Affiliates.

Assignee shall pay McGill, 12% of any and all licensing revenues received by Assignee.

-Minimum royalties: $5,000 per year starting on the date of commercialization of the first Assigned Product.

-Royalty stacking: In the event that Assignee is required to obtain a license from a third party for the commercialization of the product using the Assigned Patents, the royalty will be reduced by the rate paid for the third party license up to an amount not exceeding 50% of the royalty paid to McGill. For greater certainty, the royalty rate payable to McGill will not be lower than 1.5%.

-Milestone payments:	$5,000 at issuance of the first patent
$25,000 at the first regulatory filing with governmental authority.
$50,000 at initiation of the first Phase II clinical study
$100,000 at initiation of the first Phase III clinical study
$300,000 upon receipt of first regulatory approval (FDA or equivalent in other jurisdiction) to launch and market the product using Assigned
Patents. Each Milestone payment shall be payable by Assignee to McGill within 30 days from its achievement, as case may be.

-Patent expenses: Assignee has reimbursed McGill for all incurred patent expenses which represents all such expenses incurred.

SCHEDULE “B”(Continued)

To be applied only for ROI 15073: “Product/Precursor Ions diagnostic of a DHEA Precursor Detected in Human Serum as Potential Biomarkers for the Determination of Alzheimer’s Disease”.

Royalties: 3% of annual Net Revenues of Assigned Products by Assignee/Affiliates.

Assignee shall pay McGill, 12% of any and all licensing revenues received by Assignee.

-Minimum royalties: $5,000 per year starting on the date of commercialization of the first Assigned Product.

-Royalty stacking: In the event that Assignee requires to obtain a license from a third party for the commercialization of the product using the Assigned Patents, the royalty will be reduced by the rate paid for the third party license up to an amount not exceeding 50% of the royalty paid to McGill. For greater certainty, the royalty rate payable to McGill will not be lower than 1.5%.

-Milestone payments:	$5,000 at issuance of the first patent
$50,000 at the first regulatory filing with governmental authority of the
510(k) or PMA application.
$200,000 upon receipt of first regulatory approval (FDA or equivalent in other jurisdiction) to launch and market the product using Assigned
Patents. Each Milestone payment shall be payable by Assignee to McGill within 30 days from its achievement, as case may be.